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                                                                     Exhibit (4)


                                 FIRST AMENDMENT

                                       TO

                      AMENDED AND RESTATED RIGHTS AGREEMENT

         THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED RIGHTS AGREEMENT (this "Amendment") is entered into as of June 18, 1997, between First Midwest Bancorp, Inc., a Delaware corporation (the "Company"), and First Midwest Trust Company, as rights agent (the "Rights Agent"). This Amendment modifies and amends the Amended and Restated Rights Agreement, dated as of November 15, 1995, between the Company and the Rights Agent (the "Rights Agreement").

                              W I T N E S S E T H:

         WHEREAS, Section 5.4 of the Rights Agreement provides that prior to the Separation Time, the Company may, at any time or from time to time, supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights; and

         WHEREAS, as of the date hereof, the Separation Time has not occurred;
and

         WHEREAS, THE Company and SparBank, Incorporated, a Delaware corporation ("SparBank"), propose to enter into an Agreement and Plan of Merger (the "SparBank Merger Agreement") pursuant to which SparBank will be merged with and into a wholly owned subsidiary of the Company and stockholders of SparBank will receive shares of Common Stock with one Right attached thereto in exchange for their shares of SparBank Common Stock; and

         WHEREAS, in connection with the anticipated approval, execution and delivery of the SparBank Merger Agreement, the Board of Directors of the Company has adopted, in accordance with Sections 5.4 and 5.14 of the Rights Agreement, a resolution approving this Amendment and directing the appropriate officers of the Company to take all appropriate steps to execute, deliver, and put into effect this Amendment.

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

1. AMENDMENT OF DEFINITION OF "ACQUIRING PERSON". The definition of "Acquiring Person" as set forth in Section 1.1 of the Rights Agreement is amended by striking in the first sentence of said definition the word "or" that
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         immediately precedes the parenthetical with the number "iii" inside and replacing said word with a comma and by adding the following language at the end of the first sentence of said definition:

         " . . ., or (iv) who is a Cowlin Family Member who Beneficially owns shares of Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the SparBank Merger Agreement, (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) Beneficially Owned by a Cowlin Family Member or its Affiliates or Associates at the time of the execution of the SparBank Merger Agreement, (C) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by a Cowlin Family Member or its Affiliates or Associates after the execution of the SparBank Merger Agreement, which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock or (D) shares of Common Stock acquired by means of a stock dividend or stock split. For purposes of this Agreement, the term "Cowlin Family Member" shall mean (i) Geraldine C. Cowlin, (ii) any spouse of Geraldine C. Cowlin, (iii) any lineal descendants (including descendants by adoption and their descendants) of Geraldine C. Cowlin or any spouse of any such lineal descendant, (iv) any estate of, or trust established by, one or more of the persons described in clauses (i), (ii), and (iii), provided that one or more of the persons described in clauses (i), (ii), and (iii) or charitable organizations which qualify as exempt organizations under Section 501(c) of the Internal Revenue Code of 1986, as amended ("Charitable Organizations"), collectively, are the beneficiaries of at least 50% of the actuarially-determined beneficial interests in such estate or trust, (v) any Charitable Organization which is established by one or more of the persons described in clauses (i), (ii), and (iii) (a "Family Charitable Organization"),
(vi) any corporation of which a majority of the voting power is held, directly or indirectly, by or for the benefit of one or more of the persons described in clauses (i), (ii) or (iii), the estates or trusts described by clause (iv), or Family Charitable Organizations, or (vii) any partnership or other entity or arrangement of which a majority of the voting interests are held, directly or indirectly, by or for the benefit of one or more of the persons described in clauses (i), (ii) or (iii), the estates or trusts described in clause (iv), or Family Charitable Organizations."

2. ADDITION OF SECTION 1.1. Section 1.1 of the Rights Agreement is amended by adding the following definitions:

         "SparBank" shall mean SparBank, Incorporated, a Delaware corporation, and its successors.

         "SparBank Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of June 18, 1997, by and between SparBank and the Company, as the same may be from time-to-time amended.

3. ADDITION OF SECTION 5.19. Section 5.19 is added to the Rights Agreement to read as follows:
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         "5.19 CERTAIN EVENTS. Notwithstanding any provision of this Agreement to the contrary, on Separation Time, Stock Acquisition Date, Flip-In Date or Flip-over Transaction or Event shall be deemed to have occurred, and no holder of Rights shall be entitled to exercise the Rights, solely by reason of the approval, execution, or delivery of the SparBank Merger Agreement, or the consummation of any transactions contemplated by the SparBank Merger Agreement. In the event a Cowlin Family Member or any of its Affiliates or Associates becomes the Beneficial Owner of any shares of Common Stock in a manner not permitted by clause (iv) of the first sentence of the definition of "Acquiring Person" as set forth in Section 1.1 hereof, the provisions of this Section shall not be applicable."

4. EFFECTIVENESS. This Amendment shall be deemed to be in force and effective immediately upon execution and delivery of the SparBank Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of this day and year first above written.

                                            FIRST MIDWEST BANCORP, INC.



                                            By: /s/ Robert P. O'Meara
                                                -------------------------------
                                                     Its President



FIRST MIDWEST TRUST COMPANY


By: /s/ Thomas W. Allen
    -----------------------------
        Its duly authorized officer